Exhibit 99.1

CONTACT: Edwin A. Miller
President and CEO
703-773-4840

INFODATA SIGNS DEFINITIVE AGREEMENT TO BE AQUIRED BY McDONALD BRADLEY

Herndon, VA. – June 20, 2005– Infodata Systems Inc., (OTCBB:INFD), today announced it has signed a Definitive Merger Agreement to be acquired by McDonald Bradley Inc. (MBI), a privately held information technology solutions provider to the government marketplace with headquarters in Herndon, Virginia. As announced last month, the acquisition will be a cash transaction for 100% of the stock of Infodata. Edwin Miller, President and Chief Executive Officer of Infodata, said, “Under the terms of the agreement, which has been approved by both boards of directors, Infodata stockholders will receive $1.15 per share on a fully diluted basis, subject to possible adjustment up to $1.19 per share and down to $1.09 per share.”

Miller went on to say.” The merger of McDonald Bradley and Infodata will provide greater opportunities for our employees and a larger, broader based company to service our customers.”

The transaction, which is planned to close during the third quarter of 2005, is subject to approval by Infodata’s shareholders and other customary conditions of closing.

About Infodata Systems Inc.

Infodata Systems Inc. is a leader in delivering open, enterprise-class content management solutions that assist in ensuring the integrity and compliance of content. Based just outside Washington, D.C., in Herndon, VA, Infodata has over 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities.

Forward Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.